September 12, 1996




Sunglass Hut International, Inc.
255 Alhambra Circle
Coral Gables, FL 33134

     Re:    The 5 1/4%  Convertible  Subordinated  Notes Due 2003
            (the "Notes"), the Common Stock Issuable Upon Conversion of the Notes and the Common Stock of Sunglass Hut International, Inc.

Gentlemen:

         On the date hereof, Sunglass Hut International, Inc., a Florida corporation (the "Company"), filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to (i) the resale of the Notes; (ii) the issuance of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon conversion of the Notes; and (iii) the offering and sale by certain selling stockholders of up to 4,154,384 shares of Common Stock. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinion herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that (i) the Notes have been duly authorized for issuance by the Company and the Indenture filed as Exhibit 4.8 to the Registration Statement has been duly executed and delivered by the parties thereto; (ii) the Notes

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Sunglass Hut International, Inc.
September 12, 1996
Page 2

are duly executed, authenticated, issued and delivered in accordance with such Indenture; (iii) the Notes are legally issued and constitute valid and legally binding obligations of the Company subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity; and (iv) the shares of Common Stock issuable upon conversion of the Notes and the shares of Common Stock offered by certain selling shareholders have been duly and validly authorized and issued and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters' in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                          Sincerely,



                          GREENBERG TRAURIG HOFFMAN
                          LIPOFF ROSEN & QUENTEL, P.A.
mb